SMITH CORONA CORPORATION
                       65 LOCUST AVENUE
                NEW CANAAN, CONNECTICUT  06840





                       February 3, 1995




  PERSONAL AND CONFIDENTIAL

  Mr. Thomas C. DeFazio
  31 Codfish Lane
  Weston, CT  06883

  Dear Mr. DeFazio:

    This letter will confirm the terms and conditions of your Employment Agreement (the "Agreement") with Smith
  Corona Corporation ("SCO").

         1.  You will be employed as the Executive Vice
  President and Chief Financial Officer of SCO, reporting to me.

         2.  Your compensation in such capacity will be:

            (a)  An initial base salary at the annual
  rate of $185,000.

            (b)  You will participate in the SCO Short-
Term Incentive Compensation Program. Your maximum bonus percentage will be fifty-five percent (55%) of your base salary.

         3. You will be eligible for consideration of grants of SCO share options when other officers are considered, usually annually; upon commencement of your employment, you received 40,000 share options based on the average share price on the day of the grant. All options will be exercisable in accordance with the SCO 1990 Stock Option Plan, as amended from time to time.

            (a)  In the event that (i) the Board of
  Directors of SCO terminates your employment for reasons other than Cause, or (ii) you terminate your employment within the ninety (90) day period commencing on the ninety-
first (91st) day following the first occurrence of an event of Good Reason (a "Good Reason Termination"), you shall be free to seek and accept employment elsewhere, but you shall nonetheless be paid your base salary, plus fringe benefits as set forth in Paragraph 4 below, for the balance of this Agreement, but not less than twenty four (24) months. "Good Reason" is defined herein to mean reduction in your base compensation or in your incentive compensation target opportunities, substantial curtailment of your status or responsibilities, or your forced relocation of more than 35 miles (whether or not any other executives are required to relocate), and "Cause" shall mean a material breach of, or willful misconduct in, the performance of your duties as an employee of SCO; employment by a firm not affiliated with SCO while you are employed by SCO; theft, embezzlement, bribery or other act of comparable dishonesty or disloyalty or breach of trust against SCO; or the conviction of a felony. The fact that SCO ceases to be publicly held, in and of itself, shall not be deemed "substantial curtailment of your status or responsibilities" within the meaning of this Agreement. Moreover, this continuation of salary will not be applicable if you obtain employment, or enter into any personal service arrangement, which would result in your providing services that would relate directly or indirectly to the business or providing equipment and/or supplies for the small office/home office market on behalf of a competitor of SCO or its successor or if your employment terminates by reason of your death, permanent disability or your voluntary retirement or resignation other than a Good Reason Termination.

            (b)  If your employment should terminate for
  a reason entitling you to salary continuation under Section 3(a) above following a Change-in-Control (defined below), the twenty-four (24) months referenced in Section 3(a) above, will be changed to "2.9 years". For purposes of this
  Section 3(b), "Change-in-Control" of SCO shall be deemed to have occurred if (a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) excluding HM Holdings Inc. and/or any entity controlling, under common control with or controlled by HM Holdings, Inc. is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SCO representing 51% or more of the combined voting power of SCO's then outstanding securities; or (b) if at any time a majority of the members of the board have been elected or designated by any "person" (including, without limitation, any persons or entities affiliated with such person but excluding without limitation, HM Holdings Inc. and/or any entity controlling, under common control or controlled by HM Holdings Inc.)

            (c)  Notwithstanding anything in the
  foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from SCO or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to
  Section 1504(b) of the Code) of which SCO is a member, would constitute a "parachute payment" (as defined in Section 280(g)(2) of the Code), the payments to be made pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this provision is necessary shall be made by SCO in good faith.

         4. You will be entitled to receive the following fringe benefits:

            (a)  Term life insurance coverage equal to
  two times your annual base salary;

            (b) A company car in accordance with the SCO policy;

            (c)  Participation in the SCO Salaried
  Employees' Retirement Plan (the "Salaried Plan"). Upon your termination of employment for any reason including death, you (or your beneficiaries) will be entitled to receive pension benefits under SCO's Salaried Plan in accordance with the provisions of that Plan. For the purpose of service and credited service under such Plan, service attributable to the severance period shall be counted only for the period for which you would have received severance in accordance with the terms of such Plan.

            (d)  Participation in the SCO Supplemental
  Executive Retirement Plan. The period of any salary continuation under Paragraph 3(a) or (b) above shall not count as Credited Service under the SCO Supplemental
  Executive Retirement Plan.

            (e)  Participation in the Executive Medical
  Program;

            (f) Participation in the SCO disability plan or equivalent.

         5. If your employment should terminate for a reason entitling you to salary continuation under Section 3(a) above, SCO will provide you, at its sole cost and expense up to a maximum of $20,000, with outplacement assistance at a firm selected by SCO. At your option and in lieu of SCO's obligations to provide you with outplacement assistance, SCO will pay you $12,000 as soon as practicable after you make such an election and communicate your election to SCO.

          6.  When you retire (that is, when your
  employment is terminated at a time when you are eligible for benefits under the Salaried Plan), you will receive payment directly from SCO calculated as follows:

    An amount equal to the amount, if any, that would be payable to you under the Salaried Plan based on your combined service with SCM Corporation (23 years, 9 months) and SCO (from 4/1/91 to termination); less

    (i) the amount actually payable to you under the Salaried
Plan based upon your Credited Service with SCO (from 4/1/91 to termination, including, if any, the severance period referred to in 4.(c) above), and less

    (ii) the amount that would be payable to you under the SCM Salaried Employees Retirement Plan based on your age at your retirement from SCO, and less

    (iii) the amount, if any, payable to you under the SCO
Supplemental Retirement Plan based upon your Credited Service with SCO (from 4/1/91 to termination).

         It is understood that the amount payable under this arrangement may, at the option of SCO, be paid to you as a lump sum based on the Pension Benefit Guaranty Corporation interest rate in effect at your retirement date and the mortality table referred to in the Salaried Plan.

         7.  The terms of this Agreement shall expire on June
30, 1995 with renewals for subsequent one-year periods at the discretion of the Board of Directors.

         8. This Agreement, upon your acceptance in the space provided below, shall be in a binding contract to be governed and construed in accordance with the laws of the state of Connecticut and it shall supersede and replace all prior agreements and understandings between the parties.

         The parties hereto hereby agree that the calculations of Deloitte & Touche LLP attached hereto as Exhibit A and made a part hereof, setting forth change in control calculations as of March 1, 1995 and as of December 1, 1994, are a true and correct estimate of such figures as of such dates. Each party affirms that such party is not presently aware of any other facts or circumstances which would render the figures on Exhibit A incorrect.

         As the terms described in this letter exceed normal
SCO policy regarding employee separation, it is understood that this Agreement sets forth the entire agreement between SCO and you relating to your employment; that your acceptance of these arrangements is a compromise and settlement of any and all claims which you may have against SCO; and that you release SCO from any liability other than that to which SCO has agreed above.

                                  Very truly yours,

                                  SMITH CORONA CORPORATION



                                  By:_/s/ G. Lee Thompson__
                                     G. Lee Thompson
                                     Chairman and Chief
                                     Executive Officer


I accept and agree to the
foregoing terms and conditions.




Thomas C. DeFazio



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